Exhibit 1

                        UNDERWRITING & SELLING AGREEMENT

         In regard to the offerings being made by Nu-Tec, L.T.D. (NT), or successors, in a stock offering under the Securities Act of 1933 or an exemption, private placement, merger or acquisition, NT agrees to pay to the Three Arrows Capital Corp. (TAC):

1. A commission of 8.00% of the gross proceeds of the offering, contingent upon achieving the minimum specified in the offering. Warrants on shares at the offering price at the rate of one warrant per fifteen shares sold, effective at the minimum; are also granted. The term of the warrants to run from the date of this Agreement and for four years from the end of the offering period, not to exceed five years from the initial offering date, and cannot be sold, transferred, assigned or hypothecated for at least one year from the effective date of the offering. One demand registration right is granted not to exceed five years from the effective date.

2. A due diligence fee of $4,000 and consulting fee of $5,950 plus mutually agreed expenses including fees of any state where Three Arrows Capital Corp. must register for the NT offering. If the offering is terminated, TAC will be reimbursed only for the actual, accountable, out-of-pocket expenses.

3. Hold Three Arrows Capital Corp. and its agents harmless from, and indemnify their agents for, any and all costs of investigation of claims, costs, expenses, attorney fees or other liabilities or disbursements arising out of any administrative investigation or proceeding or any litigation, commenced or threatened, relating to this underwriting which stem from any misstatements or incorrect information from NT principals, employees, directors or agents, including without limitation, the implementation of this Agreement, the distribution of stock or funds, the investment of funds, the interpretation of this Agreement or similar matters. The Underwriter will not be indemnified for any claims, costs, expenses or other liability arising from its bad faith or negligence or that of its employees, officers, directors or agents.

4. All subscription checks will be mailed to TAC for prompt deposit to the Escrow Account, at the escrow agent, no later than noon of the next business day. Such funds will be handled in accordance with the Escrow Agreement filed as an exhibit to the offering document TAC will fully comply with the provisions of Rules 2730, 2740, 2750 and 2420 of the NASD Conduct Rules.

For NT                                         For TAC

/s/ Malcolm H. Benedict                        /s/ Ronald Peterson
-----------------                              ---------------------
(Signature)                                    (Signature)

Malcolm H. Benendict, NUTEC, L.T.D. President  Ronald Peterson, President
-----------------                              --------------------------
(Name & title)                                 (Name & title)


August 4, 1999                                 August 4, 1999
------------------                             ----------------------
(Date)                                         (Date)

Three Arrows Capital Corp.
                                                                  August 3, 1999
Member NASD SIPC

Mr. Malcolm H. Benedict, CEO
Nu-Tec, L.T.D.
1880 Industrial Circle, Suite B3
Longmont, CO 80501

Dear Mr. Benedict:

This letter is in addition to an Underwriting and Selling Agreement which is forwarded to you as of this day, and constitutes and agreement for Three Arrows Capital Corp. to write the registration statements for a filing under the Securities Act of 1933, as amended, or exemption thereto. Further, this agreement reflects our responsibility for the communiques that will be made with the state and federal regulatory agencies (as necessary) to allow Nu-Tec, L.T.D. (or successor), to file a registration statement or to otherwise solicit and raise funds in a public offering. In addition to the registration statement, we will jointly develop and execute a marketing plan.

We will provide complete documentation and a rewritten business plan in a form generally acceptable to the SEC and state security commissions. The latter will reflect: "Description of the Business, Means of Production/Stage of Product Development, Description of the Industry/Competition, Marketing Strategy/Major Customers, Number and Type of Employees, Description of Properties Owned or to be Acquired, Dependence on Intellectual Property, Corporate History, Regulation, Strategy to Achieve Profitability, Impact of Delayed or Failed Milestones, and Litigation." The entire document will include: "Table of Contents, Offering Summary, Explanatory Notes, Jurisdictional Notice, Risk Factors, Business and Properties, Plan of Distribution, Use of Proceeds, Capitalization, Management and Directors, Compensation of Executive Officers, Principal Shareholders, Common Stock, Accounting, Financial Statements, Certain Article and Bylaw Provisions, Plan of Placement of the Common Stock, Subscription Agreement, and Exhibits." In the event of a merger or acquisition in which the Company is not the surviving entity, TAC shall be entitled to receive 5% of the gross value received by the shareholders of the Company, as a group, as a result to such acquisition.

This registration offering document will commence upon receipt of $5,950 for completion of the work above, and an executed Underwriting and Selling Agreement with $4,000 for due diligence. Both checks should be made out to Three Arrows Capital Corp. The above assumes input form you and your advisors and the provision of documentation as requested. This agreement as well as the Underwriting and Selling Agreement both relate to founders and company shares. Experience with such offerings suggests that especially close cooperation is required by the CFO or CPA, acting for the firm. The nature of the success of all securities offerings is now and has always been indeterminate. In the case of smaller stock offerings such as Regulation S and SB the history of such offerings suggests that less than half have been successful to even include breaking escrow. This undertaking assumes that the company knows the difficulty associated with obtaining any and all types of financing in today's marketplace. The placement effort by Three Arrows Capital Corp. is always conducted on a best-efforts basis and no promises or guarantees of such stock being sold are given or implied.

                                Very truly yours,
                                THREE ARROWS CAPITAL CORP.

                                /s/ RonaldPeterson
                                -----------------------
                                Ronald Peterson
                                President

Agreed: /s/ Malcolm H. Benedict
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Dated: 8/6/99          CEO
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